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                                                                    Exhibit 99.1

FOR RELEASE: Immediately

Contact:

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
Richard K. Arter           Investor Relations         941-362-1200
Richard J. Dobbyn          Chief Financial Officer    941-362-1200
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                 SUN HYDRAULICS EXPANDS BOARD TO NINE DIRECTORS,
               APPOINTS DR. MARC BERTONECHE TO FILL NEW BOARD SEAT

SARASOTA, FLA, October 10, 2001, 2001 -- Sun Hydraulics Corporation (NASDAQ:
SNHY), announces that its board of directors, at their August meeting, appointed Dr. Marc Bertoneche to fill a newly created board seat. Dr. Bertoneche holds a chair as Professor in Business Administration at the University of Bordeaux in France, and has been on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France for more than twenty years. He has also been a visiting professor at Northwestern University and the Harvard Business School, where he received the Harvard Business School's Faculty Award in 1999 and 2000.

In addition to the aforementioned activities, Professor Bertoneche has developed and taught in many executive programs around the world with clients that have included L'Air Liquide, AstraZenaca, Baxter International, Carrefour, Disneyland Paris, Electrolux, Goodyear, Hewlett-Packard, Honeywell, IBM, Kimberly-Clark, L'Oreal, Philips, Rhone-Poulenc, SAS International Hotels, St. Gobain, Schneider Electric, and Unilever. A consultant to a wide variety of organizations, his assignments have involved him in many finance related areas including financial planning, working capital management, corporate valuation, mergers and acquisitions, value management, and hedging interest rate and foreign exchange exposures. Professor Bertoneche is a director of the board of several organizations ranging from multinational companies to smaller ventures, where he has been part of the founding teams.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.


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